UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

THE STARS GROUP INC.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

85570W100

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 85570W100		Page 2 of 52

1.	Name of reporting persons: GSO Capital Solutions Fund II (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,542,542
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,542,542
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,542,542
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 3 of 52

1.	Name of reporting persons: GSO COF II Facility (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,322,164
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,322,164
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,322,164
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 4 of 52

1.	Name of reporting persons: GSO Special Situations Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 4,075,773
	6.	Shared voting power: 0
	7.	Sole dispositive power: 4,075,773
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 4,075,773
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 1.5%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 5 of 52

1.	Name of reporting persons: GSO Palmetto Opportunistic Investment Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 712,832
	6.	Shared voting power: 0
	7.	Sole dispositive power: 712,832
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 712,832
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 6 of 52

1.	Name of reporting persons: GSO Credit-A Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 1,009,653
	6.	Shared voting power: 0
	7.	Sole dispositive power: 1,009,653
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 1,009,653
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.4%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 7 of 52

1.	Name of reporting persons: Steamboat Credit Opportunities Master Fund LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 46,548
	6.	Shared voting power: 0
	7.	Sole dispositive power: 46,548
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 46,548
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): Less than 0.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 8 of 52

1.	Name of reporting persons: GSO Coastline Credit Partners (Cayman) L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 183,507
	6.	Shared voting power: 0
	7.	Sole dispositive power: 183,507
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 183,507
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 9 of 52

1.	Name of reporting persons: GSO Cactus Credit Opportunities Fund (Cayman) LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 615,766
	6.	Shared voting power: 0
	7.	Sole dispositive power: 615,766
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 615,766
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.2%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 10 of 52

1.	Name of reporting persons: GSO Oasis Credit Partners (Cayman) LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 823,994
	6.	Shared voting power: 0
	7.	Sole dispositive power: 823,994
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 823,994
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 11 of 52

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund I LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 362,116
	6.	Shared voting power: 0
	7.	Sole dispositive power: 362,116
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 362,116
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 12 of 52

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 221,294
	6.	Shared voting power: 0
	7.	Sole dispositive power: 221,294
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 221,294
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 13 of 52

1.	Name of reporting persons: GSO Aiguille des Grands Montets Fund III LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Ontario, Canada
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 221,295
	6.	Shared voting power: 0
	7.	Sole dispositive power: 221,295
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 221,295
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 14 of 52

1.	Name of reporting persons: GSO Churchill Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 269,704
	6.	Shared voting power: 0
	7.	Sole dispositive power: 269,704
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 269,704
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 15 of 52

1.	Name of reporting persons: GSO Capital Solutions Fund II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,542,542
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,542,542
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,542,542
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 16 of 52

1.	Name of reporting persons: GSO Capital Solutions Associates II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,542,542
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,542,542
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,542,542
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 17 of 52

1.	Name of reporting persons: GSO Capital Solutions Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,542,542
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,542,542
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 18 of 52

1.	Name of reporting persons: GSO Capital Solutions Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,542,542
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,542,542
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.1%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 19 of 52

1.	Name of reporting persons: GSO Capital Opportunities Fund II (Luxembourg) S.a r.l.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Luxembourg
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,322,164
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,322,164
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,322,164
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 20 of 52

1.	Name of reporting persons: GSO Capital Opportunities Fund II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,322,164
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,322,164
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,322,164
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 21 of 52

1.	Name of reporting persons: GSO Capital Opportunities Associates II LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,322,164
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,322,164
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,322,164
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 22 of 52

1.	Name of reporting persons: GSO Capital Opportunities Associates II (Delaware) LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 7,322,164
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,322,164
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 23 of 52

1.	Name of reporting persons: GSO Capital Opportunities Associates II (Cayman) Ltd.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Cayman Islands, British West Indies
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 7,322,164
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 7,322,164
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 2.7%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 24 of 52

1.	Name of reporting persons: GSO Oasis Credit Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 823,994
	6.	Shared voting power: 0
	7.	Sole dispositive power: 823,994
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 823,994
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.3%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 25 of 52

1.	Name of reporting persons: GSO Churchill Associates LLC
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 269,704
	6.	Shared voting power: 0
	7.	Sole dispositive power: 269,704
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 269,704
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0.1%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 26 of 52

1.	Name of reporting persons: GSO Holdings I L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 16,134,410
	6.	Shared voting power: 0
	7.	Sole dispositive power: 16,134,410
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 16,134,410
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 27 of 52

1.	Name of reporting persons: GSO Capital Partners LP
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,322,778
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,322,778
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,322,778
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.0%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 28 of 52

1.	Name of reporting persons: GSO Advisor Holdings L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,322,778
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,322,778
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,322,778
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.0%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 29 of 52

1.	Name of reporting persons: Blackstone Holdings I L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 8,322,778
	6.	Shared voting power: 0
	7.	Sole dispositive power: 8,322,778
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 8,322,778
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 3.0%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 30 of 52

1.	Name of reporting persons: Blackstone Holdings II L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 16,134,410
	6.	Shared voting power: 0
	7.	Sole dispositive power: 16,134,410
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 16,134,410
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 5.9%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 31 of 52

1.	Name of reporting persons: Blackstone Holdings I/II GP Inc.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 24,457,188
	6.	Shared voting power: 0
	7.	Sole dispositive power: 24,457,188
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 24,457,188
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%
12.	Type of reporting person (see instructions): CO

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CUSIP No. 85570W100		Page 32 of 52

1.	Name of reporting persons: The Blackstone Group L.P.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 24,457,188
	6.	Shared voting power: 0
	7.	Sole dispositive power: 24,457,188
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 24,457,188
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%
12.	Type of reporting person (see instructions): PN

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CUSIP No. 85570W100		Page 33 of 52

1.	Name of reporting persons: Blackstone Group Management L.L.C.
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: Delaware
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 24,457,188
	6.	Shared voting power: 0
	7.	Sole dispositive power: 24,457,188
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 24,457,188
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%
12.	Type of reporting person (see instructions): OO

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CUSIP No. 85570W100		Page 34 of 52

1.	Name of reporting persons: Stephen A. Schwarzman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 24,457,188
	6.	Shared voting power: 0
	7.	Sole dispositive power: 24,457,188
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 24,457,188
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%
12.	Type of reporting person (see instructions): IN

13G
CUSIP No. 85570W100		Page 35 of 52

1.	Name of reporting persons: Bennett J. Goodman
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 24,457,188
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 24,457,188
9.	Aggregate amount beneficially owned by each reporting person: 24,457,188
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 9.0%
12.	Type of reporting person (see instructions): IN

13G
CUSIP No. 85570W100		Page 36 of 52

1.	Name of reporting persons: J. Albert Smith III
2.	Check the appropriate box if a member of a group (a) ☐ (b) ☒
3.	SEC use only
4.	Citizenship or place of organization: United States
Number of shares beneficially owned by each reporting person with	5.	Sole voting power: 0
	6.	Shared voting power: 0
	7.	Sole dispositive power: 0
	8.	Shared dispositive power: 0
9.	Aggregate amount beneficially owned by each reporting person: 0
10.	Check Box if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
11.	Percent of class represented by amount in Row (9): 0%
12.	Type of reporting person (see instructions): IN

CUSIP No. 85570W100	Page 37 of 52

Item 1.	(a)	Name of Issuer

The Stars Group Inc. (the “Company”)

	(b)	Address of Issuer’s Principal Executive Offices:

200 Bay Street South Tower, Suite 3205 Toronto, Ontario, Canada M5J 2J3

Item 2(a).		Name of Person Filing

Item 2(b).		Address of Principal Business Office

Item 2(c).		Citizenship

(i) GSO Capital Solutions Fund II (Luxembourg) S.a r.l. 16 avenue Pasteur L-2310 Luxembourg Citizenship: Luxembourg

(ii) GSO COF II Facility (Luxembourg) S.a r.l. 9, Allée Scheffer, L-2520 Luxembourg Citizenship: Luxembourg

(iii) GSO Special Situations Master Fund LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(iv) GSO Palmetto Opportunistic Investment Partners (Cayman) L.P. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

CUSIP No. 85570W100	Page 38 of 52

(v)	GSO Credit-A Partners (Cayman) L.P. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(vi)	Steamboat Credit Opportunities Master Fund LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(vii)	GSO Coastline Credit Partners (Cayman) L.P. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(viii)	GSO Cactus Credit Opportunities Fund (Cayman) LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(ix)	GSO Oasis Credit Partners (Cayman) LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(x)	GSO Aiguille des Grands Montets Fund I LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Ontario, Canada

(xi)	GSO Aiguille des Grands Montets Fund II LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Ontario, Canada

(xii)	GSO Aiguille des Grands Montets Fund III LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Ontario, Canada

CUSIP No. 85570W100	Page 39 of 52

(xiii)	GSO Churchill Partners LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(xiv)	GSO Capital Solutions Fund II LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(xv)	GSO Capital Solutions Associates II LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(xvi)	GSO Capital Solutions Associates II (Delaware) LLC c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xvii)	GSO Capital Solutions Associates II (Cayman) Ltd. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(xviii)	GSO Capital Opportunities Fund II (Luxembourg) S.a r.l. 16 avenue Pasteur L-2310 Luxembourg Citizenship: Luxembourg

(xix)	GSO Capital Opportunities Fund II L.P. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(xx)	GSO Capital Opportunities Associates II LP c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

CUSIP No. 85570W100	Page 40 of 52

(xxi)	GSO Capital Opportunities Associates II (Delaware) LLC c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxii)	GSO Capital Opportunities Associates II (Cayman) Ltd. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: Cayman Islands, British West Indies

(xxiii)	GSO Oasis Credit Associates LLC c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxiv)	GSO Churchill Associates LLC c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxv)	GSO Holdings I L.L.C. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxvi)	GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxvii)	GSO Advisor Holdings L.L.C. c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxviii)	Blackstone Holdings I L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

CUSIP No. 85570W100	Page 41 of 52

(xxix)	Blackstone Holdings II L.P. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxx)	Blackstone Holdings I/II GP Inc. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxxi)	The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxxii)	Blackstone Group Management L.L.C. c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: State of Delaware

(xxxiii)	Stephen A. Schwarzman c/o The Blackstone Group L.P. 345 Park Avenue New York, NY 10154 Citizenship: United States

(xxxiv)	Bennett J. Goodman c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: United States

(xxxv)	J. Albert Smith III c/o GSO Capital Partners LP 345 Park Avenue New York, NY 10154 Citizenship: United States

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.”

GSO Capital Solutions Fund II (Luxembourg) S.a r.l., GSO COF II Facility (Luxembourg) S.a r.l., GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP, GSO Aiguille des Grands Montets Fund III LP and GSO Churchill Partners LP (collectively, the “GSO Funds”) directly hold the securities reported herein.

CUSIP No. 85570W100	Page 42 of 52

GSO Capital Solutions Fund II LP is the sole shareholder of GSO Capital Solutions Fund II (Luxembourg) S.a r.l. GSO Capital Solutions Associates II LP is the general partner of GSO Capital Solutions Fund II LP. The general partners of GSO Capital Solutions Associates II LP are GSO Capital Solutions Associates II (Delaware) LLC and GSO Capital Solutions Associates II (Cayman) Ltd. GSO Capital Opportunities Fund II (Luxembourg) S.a r.l. is the sole shareholder of GSO COF II Facility (Luxembourg) S.a r.l. GSO Capital Opportunities Fund II L.P. is the sole shareholder of GSO Capital Opportunities Fund II (Luxembourg) S.a r.l. GSO Capital Opportunities Associates II LP is the general partner of GSO Capital Opportunities Fund II L.P. The general partners of GSO Capital Opportunities Associates II LP are GSO Capital Opportunities Associates II (Delaware) LLC and GSO Capital Opportunities Associates II (Cayman) Ltd. GSO Oasis Credit Associates LLC is the general partner of GSO Oasis Credit Partners (Cayman) LP. GSO Churchill Associates LLC is the general partner of GSO Churchill Partners LP. GSO Holdings I L.L.C. is the managing member of each of GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Delaware) LLC and GSO Churchill Associates LLC and a shareholder of each of GSO Capital Solutions Associates II (Cayman) Ltd. and GSO Capital Opportunities Associates II (Cayman) Ltd. Blackstone Holdings II L.P. is the managing member of GSO Holdings I L.L.C. with respect to shares beneficially owned by GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Delaware) LLC and GSO Churchill Associates LLC.

GSO Capital Partners LP is the investment manager or advisor of each of GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP and GSO Aiguille des Grands Montets Fund III LP. GSO Advisor Holdings L.L.C. is a special limited partner of GSO Capital Partners LP with investment and voting power over the securities beneficially owned by GSO Capital Partners LP. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of each of Blackstone Holdings I L.P. and Blackstone Holdings II L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P. Blackstone Group Management L.L.C. is controlled by Stephen A. Schwarzman, one of its founders. Each of Bennett J. Goodman and J. Albert Smith III is an executive of GSO Capital Partners LP.

In addition, Bennett J. Goodman may be deemed to have shared voting power and/or investment power with respect to the Common Shares held by the GSO Funds. Mr. J. Albert Smith III stepped down as an executive of GSO Holdings I L.L.C. effective June 30, 2018.

Each Reporting Person expressly disclaims any assertion or presumption that it and the other persons on whose behalf this statement is filed or who are otherwise party to the Joint Filing Agreement (as filed hereto as Exhibit 1) constitute a “group” for the purposes of Sections 13(d) and 13(g) of the Act and the rules thereunder. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Shares (the “Common Shares”)

Item 2(e).	CUSIP Number: 85570W100

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

CUSIP No. 85570W100	Page 43 of 52

Item 4.	Ownership.

(a)	Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares listed on such Reporting Person’s respective reporting page.

As of December 31, 2018, (i) GSO Capital Solutions Fund II (Luxembourg) S.a r.l.. directly held 8,542,542 Common Shares, (ii) GSO COF II Facility (Luxembourg) S.a r.l. directly held 7,322,164 Common Shares, (iii) GSO Special Situations Master Fund LP directly held 4,075,773 Common Shares, (iv) GSO Palmetto Opportunistic Investment Partners (Cayman) L.P. directly held 712,832 Common Shares, (v) GSO Credit-A Partners (Cayman) L.P. directly held 1,009,653 Common Shares, (vi) Steamboat Credit Opportunities Master Fund LP directly held 46,548 Common Shares, (vii) GSO Coastline Credit Partners (Cayman) L.P. directly held 183,507 Common Shares, (viii) GSO Cactus Credit Opportunities Fund (Cayman) LP directly held 615,766 Common Shares, (ix) GSO Oasis Credit Partners (Cayman) LP directly held 823,994 Common Shares, (x) GSO Aiguille des Grands Montets Fund I LP directly held 362,116 Common Shares, (xi) GSO Aiguille des Grands Montets Fund II LP directly held 221,294 Common Shares, (xii) GSO Aiguille des Grands Montets Fund III LP directly held 221,295 Common Shares, and (xiii) GSO Churchill Partners LP directly held 269,704 Common Shares.

Pursuant to an agreement, dated April 17, 2018, with a former consultant to the Company, in connection with such former consultant’s relationship with GSO Capital Partners LP, such former consultant has granted GSO Capital Partners LP the sole right to direct his exercise of interests and rights in vested options to purchase Common Shares previously granted to such former consultant in connection with services provided to the Company, 50,000 of which remain outstanding as of December 31, 2018, and, as a result, such Common Shares are included herein as beneficially owned by GSO Capital Partners LP and certain other Reporting Persons.

(b)	Percent of class:

Calculations of the percentage of Common Shares beneficially owned assumes that there are a total of 272,075,286 Common Shares outstanding as of November 5, 2018 as reported in the Company’s Management’s Discussion and Analysis for the three and nine months ended September 30, 2018 filed with the System for Electronic Document Analysis and Retrieval (SEDAR) on November 7, 2018. Based on this number of outstanding Common Shares, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of the total number of outstanding Common Shares as listed on such Reporting Person’s respective reporting page.

(c)	Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote:

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of:

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of:

See Item 8 of each cover page.

CUSIP No. 85570W100	Page 44 of 52

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. 85570W100	Page 45 of 52

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

GSO CAPITAL SOLUTIONS FUND II (LUXEMBOURG) S.A R.L.

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COF II FACILITY (LUXEMBOURG) S.A R.L.

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO SPECIAL SITUATIONS MASTER FUND LP

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS (CAYMAN) L.P.

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 46 of 52

GSO CREDIT-A PARTNERS (CAYMAN) L.P.

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

STEAMBOAT CREDIT OPPORTUNITIES MASTER FUND LP

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO COASTLINE CREDIT PARTNERS (CAYMAN) L.P.

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CACTUS CREDIT OPPORTUNITIES FUND (CAYMAN) LP

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO OASIS CREDIT PARTNERS (CAYMAN) LP

By: GSO Capital Partners LP, its Investment Manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 47 of 52

GSO AIGUILLE DES GRANDS MONTETS FUND I LP

By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO AIGUILLE DES GRANDS MONTETS FUND III LP

By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS FUND II LP

By: GSO Capital Solutions Associates II LP, as its general partner

By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 48 of 52

GSO CAPITAL SOLUTIONS ASSOCIATES II LP

By: GSO Capital Solutions Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (DELAWARE) LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL SOLUTIONS ASSOCIATES II (CAYMAN) LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND II (LUXEMBOURG) S.A R.L.

By: GSO Capital Partners LP, its Investment Advisor

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES FUND II L.P.

By: GSO Capital Opportunities Associates II LP, as its general partner

By: GSO Capital Opportunities Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 49 of 52

GSO CAPITAL OPPORTUNITIES ASSOCIATES II LP

By: GSO Capital Opportunities Associates II (Delaware) LLC, as its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II (DELAWARE) LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CAPITAL OPPORTUNITIES ASSOCIATES II (CAYMAN) LTD.

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO OASIS CREDIT ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO CHURCHILL ASSOCIATES LLC

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

GSO HOLDINGS I L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

GSO CAPITAL PARTNERS LP

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Signatory

CUSIP No. 85570W100	Page 50 of 52

GSO ADVISOR HOLDINGS L.L.C.

By: Blackstone Holdings I L.P., its sole member

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP Inc., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

THE BLACKSTONE GROUP L.P.

By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

CUSIP No. 85570W100	Page 51 of 52

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

BENNETT J. GOODMAN

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

J. ALBERT SMITH III

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Attorney-in-Fact

CUSIP No. 85570W100	Page 52 of 52

EXHIBIT LIST

Exhibit 1

Joint Filing Agreement, dated as of May 1, 2018, by and among GSO Capital Solutions Fund II (Luxembourg) S.a r.l., GSO COF II Facility (Luxembourg) S.a r.l., GSO Special Situations Master Fund LP, GSO Palmetto Opportunistic Investment Partners (Cayman) L.P., GSO Credit-A Partners (Cayman) L.P., Steamboat Credit Opportunities Master Fund LP, GSO Coastline Credit Partners (Cayman) L.P., GSO Cactus Credit Opportunities Fund (Cayman) LP, GSO Oasis Credit Partners (Cayman) LP, GSO Aiguille des Grands Montets Fund I LP, GSO Aiguille des Grands Montets Fund II LP, GSO Aiguille des Grands Montets Fund III LP, GSO Churchill Partners LP, GSO Capital Solutions Fund II LP, GSO Capital Solutions Associates II LP, GSO Capital Solutions Associates II (Delaware) LLC, GSO Capital Solutions Associates II (Cayman) Ltd., GSO Capital Opportunities Fund II (Luxembourg) S.a r.l., GSO Capital Opportunities Fund II L.P., GSO Capital Opportunities Associates II LP, GSO Capital Opportunities Associates II (Delaware) LLC, GSO Capital Opportunities Associates II (Cayman) Ltd., GSO Oasis Credit Associates LLC, GSO Churchill Associates LLC, GSO Holdings I L.L.C., GSO Capital Partners LP, GSO Advisor Holdings L.L.C., Blackstone Holdings I L.P., Blackstone Holdings II L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., Stephen A. Schwarzman, Bennett J. Goodman and J. Albert Smith III (previously filed)

Exhibit 2	Power of Attorney, dated June 8, 2010, granted by Bennett J. Goodman in favor of Marisa Beeney (previously filed).

Exhibit 3	Power of Attorney, dated June 8, 2010, granted by J. Albert Smith in favor of Marisa Beeney (previously filed).